Exhibit (d)(5)
CONSENT AND WAIVER
     THIS CONSENT AND WAIVER (this “Waiver”) is made, entered into and effective as of the 28th day of October, 2009, by and among Sprint Nextel Corporation., a Kansas corporation (“Parent”), Ireland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”), and iPCS, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).
W I T N E S S E T H
     WHEREAS, clause (g) of Exhibit A to that certain Merger Agreement, by and among Parent, Buyer and the Company, dated as of October 18, 2009 (the “Merger Agreement”) provides, among other things, as a condition to the obligation of Buyer to consummate the Offer that the FCC shall have approved the transfer of control application (the “Application”) for the FCC authorization, file number ITC-214-19970306-00135 (the “214 License”); and
     WHEREAS, Buyer has agreed to waive the condition that the Application be approved by the FCC and agreed to consent to the relinquishment of the 214 License by the Company to the FCC.
     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:
     1. Consent and Waiver. Solely with respect to the 214 License and the Application and in accordance with Section 7.4 of the Merger Agreement, (a) each of Parent and Buyer hereby waives the condition to the Offer set forth in clause (g) of Exhibit A of the Merger Agreement that the FCC approve the Application for the 214 License, and (b) Parent hereby consents to the relinquishment of the 214 License to the FCC by the Company. Except as set forth herein, Parent’s and Buyer’s rights under the Merger Agreement shall remain unaffected and shall continue in full force and effect.
     2. Entire Agreement. This Waiver constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     3. Miscellaneous. This Waiver may be executed in any number of counterparts, by telecopy, email or otherwise, each of which shall be an original and all of which shall be deemed one and the same instrument. This Waiver shall be governed by the laws of the State of Delaware, without regard to its rules of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the day and year first above written.
COMPANY:

iPCS, Inc.
By:	/s/ Timothy M. Yager
Name:	Timothy M. Yager
Title:	President and Chief Executive Officer

PARENT:

Sprint Nextel Corporation
By:	/s/ John Chapman
Name:	John Chapman
Title:	Vice President

BUYER:

Ireland Acquisition Corporation
By:	/s/ John Chapman
Name:	John Chapman
Title:	Vice President

[Signature Page to Consent and Waiver]